EXHIBIT 99.1

eMax Worldwide Inc files 8K to announce Change of Control and decision to Not reverse their capital stock

       Wildwood Florida, July 10, 2008 (MARKET WIRE via COMTEX) -- eMax Worldwide, Inc., previously named eMax Holdings Corporation (PINKSHEETS: EMXC) announced they have filed a 8k to announce that Dr. Slavoljub Stefanovic and his family is now the new controlling shareholder,  President and Chairman of the Board of the company. The filing can be found listed at sec.gov and at our website.

Also, the Board of Directors of the company has decided not to amend the company’s capital structure by way of reversing the stock 100:1 as previously announced this year. The company is currently planning for their first annual shareholders meeting for 2008 and will announce the time and place in next few weeks.

Dr. Stefanovic has 35 plus years experience in Finance, real estate, Retail, Import/Export and the Hospitality Industries. Dr. Stefanovic is the President/Founder of the private company, Euro-American Finance Network, Inc, (EAFN). EAFN owns and operates 4 commercial investment properties, 2 lodging facilities, Retail Outlet and Gasoline Station, a Historic Building with 4 units, and an import/export business. EAFN also has bought and sold approximately 600 acres in Georgia and Texas and has been concentrating on commercial development.

Dr. Stefanovic, President stated “I have been a very successful business owner and operator and a very hard working person all my life. I will do my best to protect your interests as a shareholder. I am determined to get this company in a positive creative direction and to make money for eMax shareholders.  To do this, I am interested in expanding current company operations and further expensing personal capital according to the company’s current existing business plan and structure. We hope to do everything possible to increase the financial revenues and asset value of the company over the next year with some very stable and secure investments; which we are currently evaluating”

Roxanna Weber stated, “I will remain with the corporation as the Secretary and Director.    I am committed to finish the administration affairs of the company which includes the distribution of dividends currently due to the shareholders and we are preparing for mailings now and the closing of all previous business affairs. Dr. Stefanovic and his family are very successful running multimillion dollar real estate and family hospitality related business. Family, Friends and shareholders have helped eMax to grow to be a very substantial company today and I am grateful to turn the reigns over to Dr. Stefanovic to help operate the company, to evaluate all future investments and to complete the close of all previous investments with his oversight and intellectual business experience. Dr. Stefanovic has already presented to the company numerous wonderful future expansion opportunities for EMAX and I am very excited for all of the eMax shareholders and their future value in the company.“

About eMax Holdings Corporation

eMax Holdings Corporation (http://www.emaxcorp.com) , was recently renamed eMax Worldwide, (http://www.emaxworldwide.com) is a diversified holding company investing in multimedia, entertainment, communication, broadcasting, technologies, real estate, energy and finance industries. You can reach EMAX through there new toll free number which is 888-344-EMAX (3629)

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, the future press releases of eMax.

Contact:
eMax Holdings Corp.
Roxanna Weber
866-344-EMAX (3629)
info@emaxcorp.com